Exhibit 4.23

FULL LINKAGE LIMITED

Vendor

AND

SGOCO INTERNATIONAL (HK) LIMITED (上為國際  (香港) 有限公司)

Purchaser

Share Sale and Purchase Agreement

for the sale and purchase of the entire issued share capital of

Century Skyway Limited. (世紀天豐有限公司)

DATE: April 28, 2017

Content

1.	INTERPRETATION	1
2.	SALE AND PURCHASE	3
3.	CONSIDERATION	3
4.	GUARANTEE	3
5.	COMPLETION	4
6.	WARRANTIES AND INDEMNITIES	4
7.	OTHER WARRANTIES	5
8.	TERMINATION	6
9.	FORCE MAJEURE	6
10.	NON-COMPETE PERIOD	7
11.	RIGHT OF PREEMPTIVE	7
12.	CONFIDENTIALITY	8
13.	CORPORATE INCOME TAX AND RELEVANT TAX	8
14.	SUMMARY	8
15.	NOTICE	9
16.	GOVERNING LAW	10
17.	SHARE LOCK-UP PERIOD	11
SCHEDULE 1		12
SCHEDULE 2		13
SCHEDULE 3		14
SCHEDULE 4		16
SCHEDULE 5		18

THIS AGREEMENT is made on the 28th day of April 2017.

BETWEEN:

1.	Full Linkage Limited, a company incorporated in British Virgin Islands, the registered address is Suite 1204, 12/F., COFCO Tower, 262 Gloucester Road, Causeway Bay, Hong Kong (the “Vendor”); and

2.	SGOCO International (HK) Limited ( 上為國際 (香港) 有限公司) , a company incorporated in Hong Kong, the registered address is Room 1301, 13/F, Golden Centre, 188 Des Voeux Road Central, Hong Kong (the “Purchaser”).

RECITALS:

(A)	Century Skyway Ltd. (世紀天豐有限公司) is a private holding company incorporated in Hong Kong, the particulars of which are set out in Schedule 1 (the “Company” or “Century Skyway”).

(B)	The Vendor is the sole legal and beneficial owner of the Sale Shares (as defined below) and the Sale Shares representing the entire issued share capital of the Company.

(C)	The Vendor wishes to sell, and the Purchaser agrees to buy the Sale Shares subject to the terms and conditions set forth in this Agreement.

THE PARTIES AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions: in this Agreement, the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Agreement”	means the agreement, arrangement, understanding or transaction recorded in this Agreement

“Books of Account”	means the unaudited balance sheet of the Company ended the last day of the accounting period, the unaudited statement of profit and loss for the 12 months ended the last day of the accounting period;

“Business Day”	means the day (excluding Saturdays, Sundays and public holidays) on which the commercial banks in Hong Kong are generally open to the public for transactions and normal banking business;

“Completion”	means the completion of the sale and purchase of the Sale Shares in accordance with Clause 5 of this Agreement;

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“Completion Date”	means the date on which Completion occurs;

“Consideration”	means the total consideration which the Purchaser should pay for the Sale Shares in accordance with Clause 3.1 of this Agreement;

“Director(s)”	means the directors of the Company;

“Encumbrance”	means mortgage, charge, pledge, lien, option, restriction, assignment, the right of pre-emption or purchase at advance, third party right or interest, any other encumbrance, any other priority or hypothecation, or any other similar preferential arrangement (including but not limited to transfer or retention of the title), or any other agreement which issue or execute the provisions above;

“Guarantee”	means the statements, guarantee, undertakes and other represents set out in Clause 6.1 of and appendix 5 to this Agreement.

“the last day of the accounting period”	means 31st day of March 2017;

“Material Breach”	means delay in the payment of the Consideration for more than 60 days as prescribed under Clause 5.3 of this Agreement;

“Records”	means the records and information of the Company (including but not limited to all the information of accounts, books of accounts, minutes, registrations, finance et etc., declaration forms and declaration records in accordance with the relevant company laws, and all of the statutory account books and records);

“Relevant Right and Benefit”	means material interest, ownership or rights related to the Company, including equity, tenancy, business, facilities et etc.;

“Sale Shares”	means the entire issued share capital of the Company that will sell to the Purchaser; and

“Warranties”	means any warranty, indemnity, letter of guarantee, financial guarantee or any other mortgage, or any other forms of guarantee provided by any individual or third party.

1.2	References: references in this Agreement:

(a)	References means clauses, schedules, referenced clauses or sub-clauses, arrangements or the schedules of this Agreement, unless the context otherwise requires;

(b)	Any laws, regulations, or the supplements, amendments, consolidations, re-enactments or extending the validity of the laws or regulations made by the competent court;

(c)	This Agreement (or any specification of it) or any other documents should be interpreted as the references of this Agreement;

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(d)	“China” means the People’s Republic of China;

(e)	“RMB” means the legal currency of China;

(f)	“Hong Kong” means the Hong Kong Special Administrative Region of People’s Republic of China; and

(g)	“USD” means the legal currency of the United State of America.

1.3	Headings: the headings in this Agreement are for convenience only, and do not affect interpretation.

1.4	Representations, Schedules, and Statements: representations, schedules, and statements are parts of this Agreement.

1.5	Content: a singular word includes the plural, and vice versa; a word which suggests one gender includes the other genders.

2.	SALE AND PURCHASE

The Vendor as the beneficial owner wishes to sell and the Purchaser wishes to purchase the Sale Shares on the terms set out in this Agreement. Both parties will not be restrained by any rights and impeded by any terms other than terms contained in this Agreement.

3.	CONSIDERATION

3.1	Consideration: total consideration of the Sale Shares is USD 32,600,000, plus 1,500,000 ordinary shares of SGOCO Group, Ltd. (“SGOCO Shares”), the parent company of the Purchaser.

3.2	The Consideration should be paid in accordance with the Clause 5.3 and Schedule 2 to this Agreement.

3.3	Payment: each payment to the Vendor should be made by telegraphic transfer or other method by the time and the information set out in Schedule and 2.

4.	COMPLETION DATE

Completion date of the Transaction shall be April 30, 2017. If the completion conditions are not met by the Parties, the Vendor shall return the USD32 million cash within 15 days upon the notice of the Purchaser.

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5.	COMPLETION

5.1	Completion: The Completion of this Agreement should take place in the Vendor’s office or such place nominated by the Vendor.

5.2	Vendor’s Obligations: The Vendor should fulfill the conditions set out in Schedule 3, and deliver the related documents to the Purchaser on or before the Completion.

5.3	Purchaser’s Obligations: Upon Vendor fulfilling its obligations under Clause 5.2 above, the Purchaser should arrange payment of the Consideration by telegraphic transfer or other methods in accordance with Schedule 2 to this Agreement.

6.	WARRANTIES AND INDEMNITIES

6.1	Warranties: the Vendor represents, warrants, and undertakes to the Purchaser the authenticity, accuracy, integrity, and non-misleading of the terms and the accounts of this Agreement.

6.2	Independence of Warranties: each of the Warranties shall be separate and independent, and shall not damage any other terms of Warranties. Unless expressly stipulated, the Warranties shall not be limited by any other term of this Agreement or any other Warranties.

6.3	The Rights of the Purchaser: the Purchaser has the right to claim corresponding indemnity in cash to the Vendor with a written notice, when any breach of this Agreement exists. The amount of indemnity shall be equivalent to the difference between value of the Sale Shares under the terms of the Warranties be executed normally and the value of the Sale Shares after the breach occurs.

“Corresponding Breach” means any material unconformity, inauthenticity or misleading with the terms of the Warranties discovered by the Vendor or the Purchaser after execution of this Agreement.

6.4	The Restrains to the Vendor’s Obligations: if there is any breach of this Agreement, the Vendor bears the responsibility of no more than RMB 2,000,000, including all penalties (including legal fees and arbitration costs the Purchaser may have). In addition, the Vendor shall not be responsible for any of the debts, Warranties under this Agreement, or Company's conduct, unless the Purchaser file a suit against the Vendor on any specific action above within two (2) years of the Completion.

6.5	The Vendor’s Duty: the Vendor agrees, on behalf of its own, its successors and its beneficiaries to protect the Purchaser, legal representative, administrative staffs, directors, employees, attorneys, successors and beneficiaries (“Vendor’s Protection”) from any dispute or litigation, and the Vendor agrees to pay any of the losses, litigations, claims, costs, charges, lawyers’ fee, payments, incidentals and duties caused by the dispute or litigation, unless such dispute or litigation is caused by the Purchaser’s gross negligence or imprudent.

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7.	OTHER WARRANTIES

7.1	The Vendor should provide necessary documents according to the reasonable demands of the Purchaser, in order for the Purchaser to get the interest of the Sale Shares, and fully implement the Vendor's obligation under this Agreement.

7.2	With the premise of not violating the terms of this Agreement, the Purchaser shall provide reasonable support to the Vendor for the Completion.

7.3	Vendor hereby represents and warrants to Purchaser that the statements contained in this Agreement true and correct as of the Completion Date:

a.	Binding Agreement. This Agreement has been duly authorized, executed and delivered by Vendor, and constitutes a valid and binding agreement of Vendor, enforceable against Vendor in accordance with its terms.

b.	Title to Sale Shares; Encumbrance. Vendor is the legal and beneficial owner of the Sale Shares and has good and marketable title to the Sale Shares. The Sale Shares are owned free and clear of any and all liens and encumbrances of any type or nature. There are no claims, actions, suits, proceedings, inquiries or investigations pending, proposed or threatened before any court or governmental agency that (i) may affect Vendor’s ownership of and title to the Sale Shares, or Vendor’s ability to execute and deliver this Agreement and to perform its obligations hereunder, or (ii) seek restraint, prohibition or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire from Vendor good and marketable title to the Sale Shares, free and clear of any and all liens and encumbrances of any type or nature. No person or entity has any option to purchase, right of first refusal or other rights to acquire any of the Sale Shares. The Sale Shares constitutes all of the issued and outstanding equity ownership interests of the Company beneficially owned by Vendor.

c.	Liabilities; Assets. As of the Completion and immediately thereafter, the liabilities of the Company whether accrued, contingent or otherwise, shall be less than $500,000 (the “Liabilities”). Vendor will pay any outstanding Liabilities of the Company as of the Completion Date with the consideration from the Purchaser. The Company has good and marketable title to all assets used in the business of the Company, and such assets are free and clear of any liens or encumbrances.

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7.4

8.	TERMINATION

8.1	Vendor’s Right: The Vendor has the right to terminate this Agreement in whole or part, and reserved its rights and remedies immediately upon written notice to the Purchaser, if (a) the Purchaser has been found materially breached Clause 5.3 of this Agreement, or (b) the Purchaser bankrupted, or filed for bankruptcy, or has any ground of bankruptcy petition against the Purchaser.

8.2	Purchaser’s Right: The Purchaser has the right to terminate this Agreement, if the Vendor has been found materially breached the represents and the terms set out in this Agreement, and such breaching has not been settled, or has not been settled in 20 Business Days since the Purchaser sent the written notice of such breaching.

9.	FORCE MAJEURE

9.1	Force Majeure: “Force Majeure” means extraordinary events, such as natural disaster beyond control (including fire, flooding, earthquake, storm, hurricane, or other natural disaster), wars, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military, usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of water supply, electricity or telephone service (each of the above construct a force majeure).

9.2	The Effect of Force Majeure:

(a)	A party shall inform the other party in writing within 24 hours of the occurrence of the Force Majeure event, as the event continued, the suffered party will no longer undertake the obligations stipulated in this Agreement. The suffered party shall inform the other party about the possible duration and effect of the Force Majeure event within 15 days of the written information. The suffered party also shall report the evolution of such event on a regular basis, and update continuously. Both parties shall take actions to eliminate or mitigate the damage caused by the Force Majeure.

(b)	Event in the circumstance of the supra, neither party shall terminate this Agreement without the written consent of the other party about the result of the Force Majeure event.

(c)	If a party asserts the Force Majeure as an excuse for failure or delay to perform the party's obligation under this Agreement, then the nonperforming party must prove that the party already performed the Clause 9.2(2) of this Agreement, and substantially completed the obligations that are not affected by the Force Majeure under this Agreement.

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10.	NON-COMPETE PERIOD

10.1	During the non-compete period, the Vendor (and its subsidiaries) shall not induce or attempt to induce any of the Company’s employee to resign.

10.2	The Vendor accepts the above Clause 10.1 relating to non-competition obligations. The Vendor shall accept any modification of the above Clause 10.1 if the court with jurisdiction or an arbitrator questions the validity of Clause 10.1. The modification shall be to the extent the Clause could be performed legally to the maximum extent possible. Such modification shall not be applicable to other terms of this Agreement.

11.	RIGHT OF FIRST REFUSAL

11.1	Within two (2) years of the Completion, the Purchaser shall not sell, assign, transfer or transfer the related equity to a third party in other ways, before providing the Vendor the right of first refusal.

11.2	If a third party wants to officially and legally purchase the equity of the Company held by the Purchaser (“Equity Holder”), the Purchaser shall notify the Vendor in writing (“Notice”), indicating: (a) the Equity Holder has the intention to sell or transfer the equity of the Company (“Equity”) in other ways; (b) the name and the address of the potential purchaser or transferee (“Proposed Transferee”) of the Equity; (c) the transfer clause details of transferring the Equity; (d) the proposed consideration in cash or other forms of the Equity (“Proposed Consideration”); (e) the Equity Holder agrees, following the notice of the first refusal clause of this Agreement, to sell the Equity to the Vendor or its assignee at the Proposed Consideration and same terms proposed by the Proposed Transferee if Vendor decides to purchase the Equity at such consideration and terms.

11.3	Within 30 days of the Notice, the Vendor and/or its attorney shall notify the Equity Holder in writing whether to purchase all (or part, with the consent of the Equity Holder) of the Equity for sale, transfer, or transfer to one or more specific Proposed Transferee in the Notice.

11.4	The Proposed Consideration of the Equity in this Clause is the consideration. If the Proposed Consideration includes non-cash portion, the board of directors of the Purchaser shall fix a price, then converted to cash equivalent.

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11.5	If the Equity Holder doesn’t receive the written confirmation from the Vendor to purchase the Equity within 30 days of the Notice, the Equity Holder has the right to sell, assign, transfer or transfer the Equity in other ways to the Proposed Transferee whom has been mentioned in the Notice at the Proposed Consideration or higher consideration, but the sale, assignment, or transfer shall (a) be conduct within 120 days since the Notice and (b) comply with all the related laws,. If the Equity has not been transferred to the Proposed Transferee within 120 days since the Notice, the Equity Holder shall give the Vendor a new notice of the right of first refusal if the Equity Holder wants to sell or transfer the Equity.

12.	CONFIDENTIALITY

Confidentiality: Any information involved in the Agreement (the “Confidential Information”) shall not be disclosed to a third party in oral or written form except following circumstances:

(a)	provides notice to the other party and/or public disclosures required by relevant laws or regulatory agency, including but not limited to U.S. Securities and Exchange Commission (“SEC”);

(b)	in order to execute this Agreement, the Confidential Information will be disclosed to the officer, employee and other consultants of public authorities. In this case, the abovementioned individuals and public authorities shall not disclose any Confidential Information. Otherwise, they shall be held liable according to law and be claimed damages as the result of leakage of Confidential Information; and

(c)	the Confidential Information becomes public information without any violation of the Agreement and laws of both parties.

Both parties shall return the Confidential Information relating to the other party in any form held by itself at the request of each party.

13.	CORPORATE INCOME TAX AND RELEVANT TAX

Corporate income tax and all relevant taxes generated from the share transfer proceeding shall be borne by the Vendor.

14.	SUMMARY

14.1	Waiver: any delay and failure to keep an appointment shall not be deemed as a ground for exemption. Any grounds of exemption and waiver for any breach of the clauses shall not have force of law except the such waiver are provided by the waiving party with written document with signature.

14.2	Relationship status: there is no partnership, agency, employment, or joint venture relationship between the parties in this Agreement.

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14.3	Entire agreement: this Agreement (hereinafter documents and Schedules) contains the whole agreement between the parties to the transaction, and supersedes any previous agreements (oral or written) between them relating to the subject matter hereof.

14.4	Content modification: any modification of this Agreement shall be modified in written, and shall be signed by both parties to confirm the modification.

14.5	Terms of independence: if any provision of this Agreement in violation of relevant laws or unable to perform, the provision is deemed as invalid provision. The legality of other provisions of the Agreement shall not be affected and shall continue to perform.

14.6	Additional rights: the terms of this Agreement has rights to additionality and contains all responsibility of the laws.

14.7	Sustainability: the rights and obligations in this Agreement will continue effective after the completion of the transaction. Each party will no longer be bound by this Agreement after all rights and obligations in this Agreement are completely fulfilled.

14.8	Counterparts: this Agreement may be executed in multiple counterparts, each counterpart shall be deemed as the original, which together shall constitute one agreement.

15.	NOTICE

15.1	Address: any notice or communication in relation to the Agreement shall be retained in written form, or shall be delivered to following address and fax number by fax, or by prepaid registered letter (Hong Kong or Macau address) or by prepaid registered airmail (not a Hong Kong or Macau address).

Vendor’s information:

Address:	Suite 1204, 12/F., COFCO Tower, 262 Gloucester Road, Causeway Bay, HK

Contact:	Mr. CHAN, Raymond

Tel:	+852 9469 8469

Purchaser’s information:

Address:	Room 1301, 13/F, Golden Centre, 188 Des Voeux Road Central, Hong Kong

Contact:	Mr. Xie Shi Bin

Tel:	+852 3610 7777

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To change the address to which a party desires to receive a notice that party shall notify the other party in writing of the new address by mailing the other party a notice of new address or fax to the other party as listed above. A notice of new address shall not be deemed effective until seven calendar days after it is mailed or faxed.

15.2	Delivery: If there is no other prior to arrival certificate, notification or other information shall be deemed to have been duly given as follows:

(a)	if parties pick up by themselves, the Agreement shall be delivered to the address in Clause 15.1;

(b)	if sent by post other than airmail, two (2) Business Days after the date of posting;

(c)	if sent by air mail, six (6) Business Days after the date of posting; and

(d)	if sent by fax, when confirmation of its transmission has been recorded on the sender's fax machine.

If by post, it shall be proved by providing an envelope containing the correct address and postmark.

16.	GOVERNING LAW

16.1	The laws of Hong Kong: this Agreement shall be complied with the relevant laws of Hong Kong.

16.2	Arbitration: both parties promise to solve any dispute or disagreement arising in the Agreement. If a dispute notice has been given by a party, and the other party cannot solve the dispute within 30 days of receiving the notice, the dispute shall be referred to and resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in Chinese. The arbitration award as a final judgment shall be binding on both parties. The expenses incurred in connection with the dispute resolution processes shall be borne by the losing party. Both parties shall continue to perform their duties under the Agreement expect the disputed matters during the arbitration proceedings.

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17.	SHARE LOCK-UP PERIOD

17.	1 The Vendor agrees that it will not, during the period commencing on the Completion Date and ending twelve (12) month after such date (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any SGOCO Shares (the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

17.2	The Vendor understands that the SGOCO Shares are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from SGOCO Group, Inc. in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Vendor understands that the SGOCO Shares have not been registered with SEC or under the laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such applicable securities laws. The Vendor understands that the certificate evidencing the SGOCO Shares may bear a restrictive legend.

17.3	Regulation S. The SGOCO Shares are acquired for investment for the account of Vendor. In connection therewith, Vendor confirms that Vendor is neither a U.S. Person, as such term is defined in Rule 902(k) of Regulation S, nor located within the United States, and that the transaction will be between non-U.S. Persons, and take place outside of the United States. Vendor further confirms that Vendor is not acquiring the securities for the account or benefit of any U.S. person. Vendor understands that Regulation S in available only for offers and sales of securities outside of the United States, and will fully comply with Regulation S.

17.4	Legends. Vendor understands and agrees that any notice of issuance referencing the SGOCO Shares, or certificate evidencing the SGOCO Shares, or any other securities issued in respect of the SGOCO Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REFERENCED HEREIN OR REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SECURITIES ACT OF 1933 OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT

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SCHEDULE 1

Particulars relating to the Company

Century Skyway Ltd. (世紀天豐有限公司)

BR number:	66716756-000-09-16-5

CI number:	2432185

Office address:	Suite 1204, 12/F., COFCO Tower, 262 Gloucester Road, Causeway Bay, HK

Date of incorporation:	Sep 28, 2016

Shareholders:	CHAN, Raymond

Registered Office:	Suite 1204, 12/F., COFCO Tower, 262 Gloucester Road, Causeway Bay, HK

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SCHEDULE 2

Payment Arrangement

1.	The Purchase Price (Clause 3.1) will be paid by wire transfer or other payment methods as provided in this Agreement.

2.	The transaction payment will be paid by two tranches with the following total amount:

Payment Date	Amount
On or before 30 April, 2017	USD32,600,000 in the form of cash*
On or before May 15, 2017	1,500,000 newly issued restricted ordinary shares of SGOCO Group, Inc.

* The Purchase has deposited USD 32,600,000 with the Vendor in December, 2016 before the due diligence and the deposit shall be used as payment to the Vendor on April 30, 2017.

3.	According to this Agreement, if the payment is not paid within 30 days of the Payment Date, the Purchaser will pay a liquidated damage for the unpaid part to the Vendor at a 2% monthly interest rate.

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SCHEDULE 3

Vendor’s Obligations

1.	AT THE COMPLETION

1.1	The Vendor shall hold a board meeting of the Company:

The Vendor shall hold a board meeting of the Company to vote, or authorize the execution of all documents by its directors and/or authorized personnel, with at least the following content:

•	According to the Article of Association of the Company, the Vendor shall vote and approve in favour of the resolution relating to the share transfer of the Sale Shares from the Vendor to the Purchaser;

•	Remove CHAN, Raymond from the director of the Company, the successor will be appointed by the Purchaser.

2.	The obligation of transfer documents and materials

At the Completion, the Vendor shall deliver the following documents:

2.1	instruments of transfer and bought and sold notes relating to the Sale Shares duly executed by the Vendor;

2.2	original stock certificate(s) relating to the Sale Shares;

2.3	a cheque in favour of the Government of Hong Kong SAR and/or the Purchaser for the purpose of stamping the sold note and one of the instrument of transfer relating to the Sale Shares;

2.4	the notice of resignation of the director(s) of the Company;

2.5	all corporate documents in relation to the Company including all licenses, contracts, documents and correspondences (covering documents in respect to the assets and rights of the Company);

2.6	accounting and financial records, books and all bank related documents, including cheque book, bank statements and records of all bank accounts held by the Company and duly signed change of signatory forms (if any) addressed to or issued by the bank(s);

2.7	an original copy of valuation report prepared by a professional valuer.

2.8	resolution: an original (or certified true copy) of the written board resolution of the Company with reference to part 1.1 of this Schedule 3.

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3.	The obligation of transfer ComPANY’s PROJECTS, TECHNOLOGY, RELATED INTELLECTUAL PROPERTY AND INTANGILBE ASSTES

At the Completion, the Vendor shall transfer all Company's projects, technology, related intellectual property and intangible assets to the Company and the Purchaser. Vendor confirmed and acknowledged the reasonableness of the terms of, and commitment to fulfill the obligations stipulated by this section. Vendor is strictly prohibited to disclose, supply, sell, license any technologies, trade secret, confidential information or intellectual properties of the Company in any business to any third party nor shall cause any damage to the interests of the Company or the Purchaser.

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SCHEDULE 4

The Warranties of the Vendor

Vendor hereby represents and warrants to Purchaser that the statements contained in this Agreement true and correct as of the Completion Date.

1.	Rights and Information

1.1	Rights: the Vendor has the rights which are requested by this Agreement and clauses in other documents whether prior to the Completion or in proceeding.

2.	Shareholding

2.1	The shareholding: the Vendor is the only statutory beneficiary of the shareholding, and it has unrestrained rights and interests to sell and transfer the whole statutory interests of the Sales Shares.

2.2	The Company authorized share capital: the Company authorized share capital as shown in Schedule 1.

2.3	No interest in other entities: the Company does not exist:

(a)	hold any shareholding of any other company in the present or in the past, and consent acquiring shareholding of any other company; and/or

(b)	any branch, agency or other permanent facilities.

3.	Books and Files

3.1	Books: the Company books:

(a)	all assets, liabilities, matters and financial statement and income statement ended the last day of the accounting period reflects a true and fair view;

(b)	comply with the Companies Ordinance and other relevant laws and regulations; and

(c)	codified in accordance with Accounting Standard for Business Enterprises.

3.2	Material adverse changes: since the last day of the accounting period and as of the Completion Date, the financial condition, transaction and operation of the Company does not occur significant adverse change and effects.

3.3	Liabilities: Since the last day of the accounting period as of the Completion Date, the Company does not detect or occur any significant liabilities.

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4.	Taxation

4.1	The taxation of the Company fully comply with the relevant laws and regulations, and paid every amount of taxation. The Company does not involve in any tax dispute, and in the current tax condition, the Company will not lead to any future tax dispute.

4.2	For taxation requirements, all information provided by the Company or on behalf of the Company are complete and accurate.

5.	Applicable Laws and Regulations

5.1	The legality of the Company: the Company was established in accordance with the relevant laws of the People’s Republic of China. There is no any resolution, litigation or decision involving liquidation of the Company, and it will not happen in a predictable future.

5.2	No violation of law: there is no violation of law, and penalty or liability, or other negative consequence due to the omission of the actions by the Company or any executive, agency or employee (within the range of duty of work).

6.	Business status

6.1	At the last day of the accounting period: since the last day of the accounting period as of the Completion Date, the business of the Company operates normally as usual.

7.	Properties

7.1	No properties: the Company does not hold any earning from properties or rent in mainland China or other regions.

8.	Agreement

8.1	Major/unconventional contract: since the date of this Agreement, the Company and the Vendor shall not enter any oral or written agreement which will substantially affect the Company’s business, financial condition and prediction. There is no unconventional contract except for the ordinary course of business.

9.	Litigation

9.1	No litigation: except the written disclosure to the Purchaser, the Company does not involve in any litigation, arbitration, administrative or criminal dispute, whether as plaintiff or defendant or otherwise. There are no such outstanding matters, threats or potential risks in relation to abovementioned situation, and there is no such condition or circumstance will lead to the abovementioned situations. There are no claims threatened or against or affecting the Company nor are there any actions, suits, judgments, proceedings or investigations pending, threatened against or affecting the Company, at law or in equity, before or by any court, administrative agency, other tribunal or any governmental authority having jurisdiction.

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SCHEDULE 5

Outstanding matters after Completion

In addition to the abovementioned expression of the Agreement provided by the Vendor, the Vendor shall also ensure that:

1.	Ordinary course of business: the business operation of the Company shall operate as usual, and not be disturbed by this transaction. No significant diceision or change in respect of business, transaction, assets and liabilities of the Company would be made during the ordinary operation.

2.	The acquisition or disposition of assets: the Company shall not acquire or dispose any assets in any form, except for the demand of ordinary business;

3.	Capital expenditure: the Company shall not conduct or agree to conduct capital expenditure in any form;

4.	Dividend: the Company shall not announce, pay or divided the stock dividend in any form;

5.	Obstacle: there is no obstacle of the Company and its assets exist, other than the written disclosures to the Purchaser;

6.	Guarantee and borrowing: the Company shall not guarantee or borrow any person in any form;

7.	Ordinary payment: the Company shall not use the Company’s account to make any payment other than the ordinary business of the Company;

8.	The agreement with legal obligations: the Company shall not enter any agreement more than one year, or any unordinary agreement, arrangement and debt;

9.	Compliance with laws and regulations: the Company shall comply with the applicable laws and regulations in respect of all business.

10.	Necessarily assist to the Purchaser: the Vendor and Company shall provide necessarily reasonable assistance to the Purchaser to ensure a smooth hand over and a normal development of the Company in the future.

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Execution Page

SIGNED by	[•]

for and on behalf of

FULL LINKAGE LIMITED

Attendee:	[•]

Witness signature:	[•]

Witness name:	[•]

Witness address:	[●]

SIGNED by	[•]

for and on behalf of

SGOCO INTERNATIONAL (HK) LIMITED

Attendee:	[•]

Witness signature:	[•]

Witness name:	[•]

Witness address:	[●]

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